EXHIBIT 10.26

RETENTION AGREEMENT
PORTLAND GENERAL ELECTRIC COMPANY

This Retention Agreement ("Agreement") is made and entered into as of October _2_, 2002, between Portland General Electric Company ("PGE") and Pamela Lesh ("Employee").

WHEREAS, Employee previously entered into a retention agreement with Enron Corp. ("Enron") pursuant to which Enron agreed to pay certain retention payments and/or sale bonus payments to Employee (the "Enron Retention Agreement"); and

WHEREAS, PGE desires to enter into this Agreement with Employee to provide a method for providing retention payments (the "Retention Payments") to encourage the Employee to remain employed with PGE and in exchange for PGE's agreement to make the Retention Payments, Employee agrees that the Enron Retention Agreement shall terminate; and

WHEREAS, Employee is willing to enter into this Agreement under the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the foregoing and of the covenants hereafter set forth, the parties hereby agree as follows:

  Retention Payments.

  Subject to the terms and conditions of this Agreement, Employee shall be eligible to receive Retention Payments as follows:

    Subject to Employee's execution of the Termination Agreement attached hereto as Exhibit A and a General Release in substantially the form attached hereto as Exhibit B, a payment in the amount of $125,000.00 (less usual and customary taxes, deductions, and withholdings) shall be paid in cash to Employee if employed by PGE on the date Employee signs this Agreement with payment to be made in accordance with Section 3, below; and
    Subject to Employee's execution of a General Release in substantially the form attached hereto as Exhibit B, a payment in the amount of $125,000.00 (less usual and customary taxes, deductions, and withholdings) shall be paid in cash to Employee if employed by PGE on June 15, 2003 with payment to be made in accordance with Section 3, below.
  Termination of Employment.
    In the event Employee is involuntarily terminated by PGE without "Cause" or Employee dies or becomes "Disabled" prior to the payment of either Retention Payment described in Section 1 above, and subject to the conditions set forth in Section 3 below, Employee, or Employee's estate in the event of death, shall nonetheless receive such UNPAID Retention Payment(s) in accordance with Section 3, below.
    Employee shall not receive any UNPAID Retention Payment(s) provided hereunder if prior to the payment date(s): (i) Employee voluntarily terminates employment with PGE, (ii) Employee is terminated for "Cause," or (iii) Employee retires. If Employee accepts a different position with PGE during the term of this Agreement, as long as such change is approved by the President and CEO of PGE, such change shall not disqualify Employee under (i), (ii) or (iii) of this Subsection 2B from any Retention Payment. Should Employee reduce the hours he or she works for PGE on a monthly basis, this shall not disqualify Employee under (i), (ii) or (iii) of this Subsection 2B from any Retention Payment, but the amount of the Retention Payment under Subsection 1B shall be reduced by the same percentage as the reduction in hours worked.
    The following terms shall have the following meanings:
        "Disabled" and "Disability" shall mean Employee's inability to perform the essential functions of his or her position with or without reasonable accommodation, as determined by any long term disability plan maintained by PGE in which Employee is a participant or, in absence of such participation, as determined by PGE's Vice President of Human Resources.
        "Involuntary termination" shall mean any termination of Employee's employment by PGE that is not a termination "for Cause" as defined below or a termination due to death or Disability.
        "Termination for Cause" shall mean a termination of Employee's employment by PGE as the result of (a) Employee's gross negligence, willful misconduct, or neglect in the performance of Employee's duties and services as a PGE employee; (b) Employee's conviction of a felony; (c) Employee's breach of any provision of this Agreement; (d) Employee's material violation of any material policy of PGE, or (e) Employee's violation of any federal, state or local law or regulation in the performance or nonperformance of Employee's duties for PGE.
  Conditions to Receipt of Retention Payments.
    The Retention Payment provided for under Subsection 1A is conditioned upon Employee's execution of the Termination Agreement and a General Release in substantially the same form as attached hereto as Exhibit B. The Retention Payment provided for under Subsection 1B is conditioned upon Employee's execution of a General Release in substantially the same form as attached hereto as Exhibit B. The Releases shall be provided to the Employee on or before the dates specified in Subsections 1A and B above, or on or before the Employee's involuntary termination date, or within thirty (30) days of Employee's death or the date that Employee becomes Disabled, as applicable. Payment will be made at least seven (7) days but not more than ten (10) days after the execution of each General Release by Employee, so long as each said General Release is not revoked pursuant to its terms.
    If prior to the payment of the Retention Payment provided in Subsection 1B, Employee becomes eligible to receive restricted or unrestricted stock or employer granted restricted or unrestricted stock options from PGE, any successor in interest, or any business entity emerging from the bankrupt estates of Enron or any of its subsidiaries, or any or all of their subsidiaries (one such potential entity or successor currently being commonly referred to as "OpCo"), whether pursuant to a reorganization or a court approved sale of assets or stock, Employee expressly acknowledges and agrees that any stock or stock options which he or she may be eligible to receive shall be reduced by any Retention Payment that is payable pursuant to Subsection 1B. For purposes of calculating the foregoing reduction, the valuation of said stock or stock options shall be determined in the sole discretion of the Board of Directors of PGE, taking into account any characteristics of said stock or stock options that may affect their value. In the alternative, in lieu of the foregoing reduction, Employee may elect to waive any remaining Retention Payment by written notice to the PGE Vice President of Human Resources at least forty-five (45) days prior to the due date of such Retention Payment, in which case Employee's award of said stock or stock options shall not be reduced. The foregoing provisions of this Subsection 3B shall not apply to any stock or stock options granted by any third party not affiliated with Enron.

  Term of Agreement.

  The term of this Agreement shall be from the date first written above through the payment of the Retention Payment pursuant to Subsection 1B above; provided however, that the Termination Agreement attached hereto as Exhibit A and the General Releases executed in accordance with Subsection 3A shall continue in effect; and provided further that this Agreement shall not constitute, or be deemed to constitute, a contract of employment for such term.

  Disposal of Rights.

  Neither the Employee, nor any person claiming under the Employee, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time, until the same shall have been actually distributed free and clear of the terms of this Agreement

  Characterization of Payments.

  In the event that Employee receives any Retention Payment pursuant to Subsection 2A, any severance that may also be paid to Employee pursuant to the Portland General Holdings, Inc. Involuntary Severance Plan at the time of such termination shall be reduced by an amount equal to such Retention Payment. The payments under this Agreement are neither intended nor should be construed as being additions to base salary or included in calculations of benefits, salary increase, or other bonus payments.

  Effect of Agreement on Certain Entities.

  This Agreement shall be binding upon and inure to the benefit of any successors to PGE and all persons lawfully claiming under the Employee. The parties agree that Enron shall have no obligation under this Agreement. Further, the Enron Retention Agreement shall be null and void upon Employee's execution of the Termination Agreement. Enron shall be a third party beneficiary of the foregoing.

  Confidentiality.

  This Agreement and any Retention Payments made hereunder constitute confidential information. Employee shall not disclose this confidential information to anyone other than Employee's immediate family, attorney, and tax advisor or as required by law. If Employee breaches this confidentiality requirement, PGE shall be entitled to recover from Employee any amounts paid to Employee pursuant to Section 1, as well as reasonable attorneys' fees resulting from PGE's efforts to collect such amounts.

  Choice of Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, not withstanding any conflict of law principles, and without regard to the place of execution or performance of Employee's duties as an employee of PGE, or residence of the parties. Venue shall be a court of competent jurisdiction within the State of Oregon.

  Entire Agreement.
    This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes and replaces any prior employment agreements, replacement compensation agreements, retention agreements (including the Enron Retention Agreement), the Portland General Electric Company Retention Incentive Plan, as amended, and the Enron Corp. Sale Bonus Plan for the Sale of Portland General Electric Company, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.
    Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by the other party with respect to the subject matter of this Agreement which is not embodied herein, and that no agreement, statement or promise relating to the subject matter hereof that is not contained in this Agreement shall be valid or binding.
    Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of PGE.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed on the day and year first above written.

PORTLAND GENERAL ELECTRIC EMPLOYEE

COMPANY

__/s/ Arleen Barnett___________________ __/s/ Pamela Lesh______________

Arleen Barnett Pamela Lesh

Vice President, Human Resources VP, Public Policy, Regulatory Affairs

Dated: __10/9/02_____________________ Dated: __10-9-02_______________

PGE RETENTION AGREEMENT
EXHIBIT A

TERMINATION AGREEMENT

This Termination Agreement is made and entered into as of October _9__, 2002 between Enron Corp. ("Enron") and Pamela Lesh ("Employee").

WHEREAS, Enron and Employee entered into a Retention Agreement effective on or about May 31, 2001 (the "Enron Retention Agreement") to encourage Employee to remain employed with Portland General Electric Company ("PGE") and assist Enron in selling PGE; and

WHEREAS, Enron desires and Employee is willing under certain terms and conditions to terminate the Enron Retention Agreement; and

WHEREAS, PGE desires to enter into the retention agreement with Employee (the "PGE Retention Agreement") to which this Termination Agreement is attached to encourage Employee to remain employed with PGE; and

WHEREAS, Employee shall receive payments under the PGE Retention Agreement which shall provide consideration for the termination of the Enron Retention Agreement;

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:

1. Enron hereby consents to PGE's execution of the PGE Retention Agreement.

2. Enron and Employee hereby agree to terminate the Enron Retention Agreement and all obligations of any kind whatsoever arising thereunder, which termination shall be effective upon full execution of this Termination Agreement, execution by Employee and PGE of the PGE Retention Agreement and PGE's payment of the first Retention Payment thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed on the day and year first above written.

ENRON CORP. EMPLOYEE

__/s/ Robert W. Jones_____________ __/s/ Pamela Lesh_________________

[Name]Robert W. Jones Pamela Lesh

[Title] MD, HR VP, Public Policy & Regulatory Affairs

Date: __10/10/02____________________ Date: _10-9-02___________________

PGE RETENTION AGREEMENT

EXHIBIT B

DO NOT SIGN BELOW UNLESS AND UNTIL

YOU HAVE BEEN ADVISED THAT A RETENTION PAYMENT

IS DUE AND PAYABLE UNDER THE RETENTION AGREEMENT

As a condition of receiving each Retention Payment provided for in the Retention Agreement to which this General Release is attached as Exhibit B, you are required to sign the General Release below. At such time as you are advised that you will be paid a Retention Payment, you will be required to return an executed copy of this General Release.

GENERAL RELEASE

    In consideration of each Retention Payment to be paid to me pursuant to the Retention Agreement, I, Pamela Lesh, do, as of the Release Date (as defined below), release and forever discharge Portland General Electric Company ("PGE"), Portland General Holdings, Inc. and Enron Corp. and each of their subsidiaries and affiliated companies (including all of their offices, branches, parents, subsidiaries and affiliates) and their present and former directors, officers, agents, attorneys, representatives, employees, successors, investors, shareholders, and assigns (collectively, the "Releasees"), from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had, now have or which my respective heirs, family members, executors, agents and assigns, or any of them hereafter can, shall or may have against any of the Releasees by reason of my employment, or any termination of my employment, with the PGE.

    Claims Released. By signing this General Release, I am providing a complete waiver of all rights and claims that may have arisen, whether known or unknown, up until the date this General Release is signed (the "Release Date"), except as expressly excluded in Paragraph 3 or as specifically provided otherwise by law. This includes, but is not limited to, the following:

      Any and all claims under the laws of any jurisdiction relating to employment or the termination of employment, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; breach of contract, both express and implied; any plans or policies providing for severance payments upon the termination of employment except as permitted by the Retention Agreement, and any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

      Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Texas Commission on Human Rights Act, the Oregon Fair Employment Act and any other applicable state and local fair employment laws; and

      Any and all claims under the Enron Retention Agreement.

    Claims Not Released. This General Release shall be and remain in effect in all respects as a complete General Release as to the matters released. This General Release does not extend to any of the following:
      any obligations incurred by PGE under the Retention Agreement;

      any rights or claims I may have under any "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by Enron Corp., PGE or Portland General Holdings, Inc. in the course of my employment, as well as any rights or claims against Enron Corp., PGE or Portland General Holdings, Inc. for unpaid benefits under the Portland General Holdings, Inc. Management Deferred Compensation Plan or the Supplemental Executive Retirement Program. (Notwithstanding the foregoing, I understand that I will not be permitted to bring any claim for severance payments under any plan or policy maintained by Enron or PGE except as permitted by the Retention Agreement);

      any claim for benefits under state workers' compensation laws and state unemployment insurance laws,

      my right to any compensation (including wages, salary, commissions, bonus and paid time off) earned during the course of my employment with PGE after the date this General Release becomes effective; and

      my rights under any Directors and Officers insurance policies or any agreement of indemnification as a director or officer.

    I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against any of the Releasees arising out of the rights I am releasing in Paragraph 2, above. I also represent that I do not intend to bring any claims on my own behalf or on behalf of any other person or entity against any of the Releasees, except as permitted by Paragraph 3, above.

    By signing this General Release, I agree that I will not file any lawsuit or claim related to the claims and rights reserved in Paragraph 3(a), (b) and (d), above against Enron, other than by filing a proof of bankruptcy claim in the United States Bankruptcy Court for the Southern District of New York in connection with Enron's bankruptcy proceedings.

    Notwithstanding anything that may be construed to the contrary in the previous paragraphs, I understand that nothing in this General Release shall be construed to prohibit me from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern, to the United States Nuclear Regulatory Commission, the United States Department of Labor, or any other federal or state governmental agency, and nothing herein shall be construed to prohibit me from participating in any way in any state or federal administrative, judicial, or legislative proceeding or investigation with respect to any illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern, not constituting the reassertion of claims and matters resolved and terminated by the preceding paragraphs. Nothing in this General Release shall be construed to prohibit me from filing a charge or participating in any manner in an investigation, hearing or proceeding under the laws enforced by the U.S. Equal Employment Opportunity Commission, although this full and final release prevents any recovery by me as a result of such charge, investigation, hearing or proceedings.

This Paragraph 7 only applies to employees who are at least 40 years old.

    Acknowledgement of Waiver of Claims Under ADEA. The provisions of this Paragraph 7 only apply if I am at least 40 years old, as of the date I execute this General Release.

If I am 40 years of age or older as of the date I execute this General Release, I acknowledge that by signing this General Release I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that I have done so knowingly and voluntarily. This General Release does not apply to any rights or claims that may arise under ADEA after the Release Date. I acknowledge that I am required to execute this General Release as a condition of receiving either Retention Payment under the Retention Agreement.

I further acknowledge that I have been advised by this writing:

      To consult with an attorney prior to executing this General Release;

      I have up to twenty-one (21) days within which to consider this General Release;

      I have seven (7) days following my execution of this General Release to revoke my acceptance of the General Release; and

      This General Release shall not be effective until the revocation period has expired, and I acknowledge that I shall not receive any Retention Payment that is due and payable under the Retention Agreement until after expiration of the seven (7) day revocation period, assuming that I have not revoked my acceptance of this General Release during the revocation period.

I acknowledge, agree to and accept all the terms of this General Release.

Pamela Lesh /s/ Pamela Lesh 10-9-02

Pamela Lesh Employee's Signature Date